Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made as of December 8, 2025 and is entered into by and between Kindly MD, Inc. d/b/a Nakamoto (the “Company”) and Teresa Gendron (“Employee”) (collectively with the Company, the “Parties”; each of the Parties referred to individually as a “Party”). In consideration of the promises and mutual covenants and agreements set forth in this Agreement, the Parties hereby agree as follows:

1.	EMPLOYMENT.

(a)	Title. The Company hereby agrees to employ Employee, and Employee hereby accepts such employment, as Chief Financial Officer reporting to the Chief Executive Officer or a designee of the Chief Executive Officer.

(b)	Principal Place of Employment. Employee’s principal place of employment shall initially be Virgina, although time may be spent, as part of performing the services set forth herein, in such other domestic and/or international locations, as may be reasonably requested by the Company from time to time, for which Employee may be required to travel at the Company’s sole expense, in accordance with its travel policies.

(c)	At Will Relationship. Employee’s employment with the Company shall commence on the date here. Employee’s employment shall be considered “at will” in nature and, accordingly, either the Company or Employee may terminate this Agreement and Employee’s employment at any time and for any reason, with or without cause or prior notice. Nothing in this Agreement, including but not limited to Section 3 hereof, shall be construed as, or shall interfere with, abridge, limit, modify, or amend the “at will” nature of Employee’s employment with Company. Except as set forth in Section 3 of this Agreement, upon Employee’s separation from employment with the Company (for any reason), all compensation and benefits payable or provided to Employee shall, except as required by applicable law, terminate as of the effective date of Employee’s termination (the “Termination Date”).

(d)	Duties and Responsibilities. During Employee’s employment with the Company, Employee shall at all times: (i) comply with the terms and conditions set forth in this Agreement; (ii) perform and carry out such responsibilities, duties, and authorities as the Company may direct, designate, request of, or assign to Employee from time to time consistent with Employee’s title, which shall include, but not necessarily be limited to, the services set forth in Exhibit A hereto; (iii) perform the duties and carry out the responsibilities assigned to the Employee by the Company to the best of Employee’s ability, in a trustworthy, business-like, and efficient manner for the purpose of advancing the business and interests of the Company; (iv) devote sufficient time, attention, effort, and skill to Employee’s position with and the business of the Company; (v) comply with and abide by the Company’s policies, practices, and procedures (as may be amended or otherwise modified from time to time by the Company); and (vi) comply with all laws, rules, regulations, and licensing requirements of, or that may be applicable to, Employee’s employment with the Company.

In the event that any term(s) of this Agreement conflicts with a term(s) of any employee handbook, policy, practice, or procedure adopted or maintained, at any time, by the Company, the term(s) of this Agreement shall control and supersede such conflicting term(s).

(e)	No Conflicts. Employee represents and warrants that she is not bound by or subject to any written or oral agreement, pact, covenant, or understanding with any previous or concurrent employer, or any other party, that would limit, abridge, restrict, or interfere with, in any way, Employee’s ability to perform Employee’s duties and obligations hereunder. Employee further represents and warrants that the performance of Employee’s duties and obligations hereunder shall not violate any written or oral agreement, pact, covenant, or understanding by and between Employee and any previous or concurrent employer, or any other party. Employee further represents and warrants that she will not use any trade secret, or confidential or proprietary information, of any of Employee’s previous or concurrent employers, or that was obtained, learned, or procured during any period of employment prior to or concurrent with Employee’s employment with the Company, in connection with Employee’s employment with the Company or in the performance of Employee’s duties and obligations hereunder.

2.	COMPENSATION AND BENEFITS. Subject to the terms and conditions of Sections 1 and 3 of this Agreement and Employee’s continued employment with the Company, and in consideration for the services to be provided hereunder by Employee, the Company hereby agrees to pay or otherwise provide Employee with the following compensation and benefits during Employee’s employment with the Company:

(a)	Annual Salary. The Company shall pay Employee a base salary equal to $450,000 per year (as it may be adjusted from time to time, the “Annual Salary”), less applicable taxes, withholdings, and deductions, and any other deductions that may be authorized by Employee, from time to time, in accordance with applicable federal, state, and/or local law. The Annual Salary shall be payable in accordance with the Company’s standard payroll practices and procedures, as in effect from time to time. Employee acknowledges and understands that Employee’s position of employment with the Company is considered “exempt,” as that term is defined under the Fair Labor Standards Act and applicable state or local law. As an exempt employee, Employee is not eligible to receive overtime pay.

Notwithstanding the foregoing, the Annual Salary may be reviewed by the Company from time to time and may be subject to upward or downward adjustment, in the Company’s sole discretion, based upon a review and consideration of various factors, including but not limited to Employee’s performance and/or the Company’s overall financial performance; provided, that in the case of a downward adjustment, only in the case that such downward adjustments are with Employee’s consent or applied pursuant to a salary reduction program affecting all or substantially all of the employees of the Company and that does not adversely affect Employee to a greater extent than other similarly situated employees.

(b)	Incentive Compensation. Employee will be eligible to receive annual incentive compensation with a target equal to 150% of Annual Salary in accordance with performance metrics established by the Board or the compensation committee of the Board, in its sole and absolute discretion (the “Incentive Compensation”), which may vary from year to year and which shall be provided to or made available to Employee. In order for Employee to be eligible to receive Incentive Compensation pursuant to this Section 2(b), Employee must remain continuously employed by the Company through the date of payment of any such earned Incentive Compensation. The Incentive Compensation shall be subject to other customary terms to be set forth in any corresponding award agreement or applicable plan document.

(c)	Annual Performance Award. Subject to (i) approval of the Board or the compensation committee of the Board, which shall be promptly sought, (ii) timely execution of an award agreement (the “Award Agreement”) and (iii) the terms and conditions of the Award Agreement, Employee will receive an annual grant of performance-based restricted stock units. The initial grant shall be calculated by dividing $1,000,000 by the closing trading price of the Company common stock as of the date of grant (the “Initial Annual Performance Award”). Subsequent performance-based annual grants of restricted stock units shall be based on performance metrics established by the Board (or its compensation committee), which metrics may vary from year to year (the “Annual Performance Awards”).

The Initial Annual Performance Award and any subsequent Annual Performance Awards (collectively, the “Performance Awards”) shall each vest over a four (4) year period, with no vesting during the first twelve (12) months following the grant date (the “RSU Cliff Period”), and thereafter twenty-five percent (25%) of the award shall vest upon completion of the RSU Cliff Period, with the remaining seventy-five percent (75%) vesting in equal quarterly installments over the subsequent three (3) years, subject to Employee’s continued employment with the Company in good standing through each applicable vesting date, other than as otherwise stated (if at all) n the Performance Award documentation.

The Performance Awards shall also be subject to the achievement of performance milestones established for each grant year by the Board (or its compensation committee). Each Performance Award shall be subject to other customary terms to be set forth in the corresponding award agreement and the Plan.

The initial annual grant will be issued to Employee no later than the end of the next fiscal quarter.

(d)	Benefit Plans. Employee shall be entitled to participate in any and all medical insurance, group health, disability insurance, life insurance, incentive, savings, retirement, and other benefit plans, if any, which are made generally available to similarly-situated employees of the Company (and subject to eligibility requirements, enrollment criteria, and other terms and conditions of such plans), and which the Company (or any affiliate maintaining any such arrangement), in its sole discretion, may at any time amend, modify, or terminate, subject to the terms and conditions of such plans and applicable federal, state, or local law. Such plans shall include D&O insurance and indemnification in accordance with that provided to other C-suite employees.

(e)	Vacation and Sick Leave. Employee shall be entitled to vacation and sick leave in accordance with the Company’s respective vacation and sick leave policies, as in effect from time to time.

(f)	Expenses. Employee shall be entitled to reimbursement for all reasonable expenses that she incurs in connection with the performance of Employee’s duties and obligations hereunder. Upon presentment by Employee of appropriate and sufficient documentation, as determined in the Company’s sole discretion, the Company shall reimburse Employee for all such expenses in accordance with the Company’s expense reimbursement policy, as in effect from time to time.

3.	EFFECT OF TERMINATION. Employee’s employment may be terminated by the Company for Cause (as defined below) or without Cause or by resignation for any reason. In the event of any such termination, Employee shall only be entitled to the following:

(a)	Termination of Employment for Any Reason, Resignation by the Employee, or Termination by the Company for Cause. If Employee’s employment is terminated for any reason, is terminated by the Company for Cause or Employee resigns from his employment for any reason, then in full satisfaction of the Company’s obligations under this Agreement, Employee shall be entitled to receive (i) any vacation accrued but unused as of the Termination Date, subject to the Company’s policies regarding vacation pay, and (ii) any Annual Salary earned but unpaid as of the Termination Date (the “Accrued Obligations”).

(b)	Termination by the Company without Cause, or Resignation by the Employee for Good Reason. If Employee’s employment is terminated by the Company without Cause or by Employee for Good Reason, subject to Employee executing and not revoking a general release of all claims against the Company, its subsidiaries, and any of their respective affiliates in a form to be provided to Employee from the Company (a “Release”) and the expiration of any applicable revocation period with respect to the Release within forty-five (45) days after Employee’s Termination Date (the last day of the maximum period of time that the Release can be executed and no longer revocable, the “Release Consideration Expiration Date”, and the actual date in which the Release is fully effective and no longer revocable, the “Release Effective Date”), then in full satisfaction of the Company’s obligations under this Agreement, Employee shall be entitled to receive the following: (i) an amount equal to six (6) months of then-current Annual Salary, as of the Termination Date, which shall be paid, in equal monthly installments in accordance with the Company’s general payroll practices, with the first installment to be paid on the first payroll date following the effective date of the Release (the “Severance Payment Commencement Date”), with any such payments that would have otherwise been made to Employee following their Termination Date but prior to the Release Effective Date to be paid on the Severance Payment Commencement Date; (ii) Incentive Compensation for a prior year, if earned but not yet paid; (iii) partial acceleration of any then-unvested stock options (if any) and Annual Performance Awards as of the Termination Date that would have vested during the six (6) month period immediately following the date of the Termination Date (provided that, for any performance-based awards, any applicable performance-metrics are satisfied); and (iii) any Accrued Obligations as of the Termination Date.

(c)	Definition of Cause and Good Reason.

(i)	For purposes herein, “Cause” shall mean the occurrence of any one or more of the following events, as determined in the sole discretion of the Company:

(A)	Willful Misconduct or Gross Negligence: Employee’s willful misconduct, gross negligence, or material failure to perform the duties and responsibilities of their position (other than as a result of physical or mental incapacity), after written notice from the Company and a reasonable opportunity to cure, if curable.

(B)	Violation of Policies: Employee’s material violation of any written policy, code of conduct, or procedure of the Company, its subsidiaries, or any of their respective affiliates, including but not limited to those relating to harassment, discrimination, workplace safety, or substance abuse.

(C)	Dishonesty or Fraud: Employee’s commission of, or participation in, any act of fraud, dishonesty, embezzlement, misappropriation, or other act of material misconduct with respect to the Company, its subsidiaries, or any of their respective affiliates.

(D)	Criminal Conduct: Employee’s indictment for, conviction of, or plea of guilty or nolo contendere to, a felony or any crime involving moral turpitude, dishonesty, or theft.

(E)	Breach of Agreement or Fiduciary Duty: Employee’s material breach of this Agreement or any other written agreement with the Company, its subsidiaries, or any of their respective affiliates, or Employee’s breach of any fiduciary duty owed to the Company, its subsidiaries, or any of their respective affiliates.

(F)	Unauthorized Disclosure: Employee’s unauthorized use or disclosure of any confidential or proprietary information of the Company, its subsidiaries, or any of their respective affiliates.

(ii)	“Good Reason” shall mean Employee’s termination of his employment in accordance with the next sentence after the occurrence of one or more of the following events without Employee’s express written consent: (i) a material diminishment of Employee’s job title; (ii) a material reduction by the Company in Employee’s rate of Annual Salary by more than ten percent (10%) (provided, however that such a reduction in the Holder’s base salary pursuant to a salary reduction program affecting all or substantially all of the employees of the Company and that does not adversely affect the Holder to a greater extent than other similarly situated employees shall not constitute Good Reason); (iii) a material change in the geographic location of Employee’s primary work facility or location that is requested or initiated by the Company; provided, that a relocation of less than thirty (30) miles from Employee’s then present location will not be considered a material change in geographic location.

4.	RESTRICTIVE COVENANTS. The Parties agree that the Company and its respective subsidiaries and affiliates are engaged in highly competitive industries and would suffer irreparable harm and incur substantial damage if Employee were to enter into competition with the Company and its respective subsidiaries and affiliates. Therefore, in order for the Company to protect their legitimate business interests, Employee covenants and agrees as follows:

(a)	Employee shall not, at any time during Employee’s employment with the Company and for a period of 6 months thereafter (the “Restricted Period”), anywhere in the United States or any jurisdiction in which the Company and its subsidiaries and affiliates conduct material business operations (the “Restricted Territory”), either directly or indirectly: (i) accept employment with or render services to (whether as an employee, agent, servant, owner, partner, consultant, employee, independent contractor, representative, director, officer, or stockholder) any person or entity that is a business competitor of the Company and its subsidiaries and affiliates or entity that competes with the Company and its subsidiaries and affiliates in the field of Bitcoin treasury management, Bitcoin-native financial services, or public-market digital asset vehicles, or has at any time during Employee’s employment with the Company engaged or attempted to engage in business competition with the Company and its subsidiaries and affiliates, in a position, capacity, or function that is similar, in title or substance, whether in whole or in part, to any position, capacity, or function that Employee held with or in which Employee served the Company; or (ii) invest in any person or entity that is a business competitor of the Company and its subsidiaries and affiliates, or has at any time during Employee’s employment with the Company engaged or attempted to engage in business competition with the Company and subsidiaries and affiliates, except that Employee may own up to one percent (1%) of any outstanding class of securities of any company registered under Section 12 of the Securities Exchange Act of 1934, as amended;

(b)	Employee shall not, at any time during Employee’s employment with the Company and for a period of 12 months thereafter in the Restricted Territory, for any reason, on Employee’s own behalf or on behalf of any other person or entity, by or through any means including but not limited to social media: (i) solicit, invite, induce, cause, or encourage to alter or terminate Employee’s, her, or its business relationship with the Company and its subsidiaries and affiliates, any client, customer, supplier, vendor, licensee, licensor, or other person or entity that, at any time during Employee’s employment with the Company, had a business relationship with the Company and subsidiaries and affiliates, or any person or entity whose business the Company and its subsidiaries and affiliates was soliciting or attempting to solicit at the time of Employee’s termination, (a) for whom Employee performed services or with whom Employee had contact during Employee’s employment with the Company, or whose business Employee was soliciting or attempting to solicit at the time of Employee’s termination, and (b) with whom Employee did not have a business relationship prior to Employee’s employment with the Company; (ii) solicit, entice, attempt to solicit or entice, or accept business from any such client, customer, supplier, vendor, licensee, licensor, person, or entity; or (iii) interfere or attempt to interfere with any aspect of the business relationship between the Company and its subsidiaries and affiliates and any such client, customer, supplier, vendor, licensee, licensor, person, or entity.

(c)	Employee shall not, at any time during Employee’s employment with the Company and for a period of 12 months thereafter in the Restricted Territory, either directly or indirectly, on Employee’s own behalf or on behalf of any other person or entity, by or through any means including but not limited to social media: (i) solicit, invite, induce, cause, or encourage any director, officer, employee, agent, representative, consultant, or contractor of the Company and its subsidiaries and affiliates to alter or terminate Employee’s, her, or its employment, relationship, or affiliation with the Company and its subsidiaries and affiliates; (ii) interfere or attempt to interfere with any aspect of the relationship between the Company and its subsidiaries and affiliates and any such director, officer, employee, agent, representative, consultant, or contractor; or (iii) engage, hire, or employ, or cause to be engaged, hired, or employed, in any capacity whatsoever, any such director, officer, employee, agent, representative, consultant, or contractor.

(d)	Employee covenants and agrees that, during the Restricted Period, Employee shall not make any statement, written or verbal, in any forum or media, or take any other action or engage in any conduct that disparages the Company and its subsidiaries and affiliates, their services, products, officers, directors, managers, employees, shareholders, members, investments or agents. The Company and its subsidiaries and affiliates covenant and agree that, during the Restricted Period, the Company and its subsidiaries and affiliates shall not make any statement, written or verbal, in any forum or media, or take any other action or engage in any conduct that disparages Employee. Nothing in this Section 4(d) shall prohibit any Person from (A) testifying truthfully in any legal or administrative proceeding or otherwise truthfully responding to any other request for information or testimony to which such Person is legally required to respond; (B) making any truthful statement to the extent necessary to rebut any untrue public statements made by another Person; (C) making any statement or engaging in any conduct that would constitute a permitted disclosure; (D) making any truthful statement as part of or in any arbitration or court proceeding that involves such Person; or (E) making any truthful statement or expression of opinion in connection with requests from third parties for employment references or in connection with discussions involving matters of workplace concern, such as performance review, bonus determination, or investigation.

Employee represents, warrants, agrees, and understands that: (i) the covenants and agreements set forth in this Section 4 of the Agreement are reasonable in their geographic scope, temporal duration, and the type and scope of activities they restrict; (ii) the Company’s agreement to employ Employee, and a portion of the compensation to be paid to Employee hereunder, are in consideration for such covenants and Employee’s continued compliance therewith, and constitute adequate and sufficient consideration for such covenants; (iii) Employee shall not raise any issue of, nor contest or dispute, the reasonableness of the geographic scope, temporal duration, or content of such covenants and agreements in any proceeding to enforce such covenants and agreements; (iv) the enforcement of any remedy under this Agreement will not prevent Employee from earning a livelihood, because Employee’s past work history and abilities are such that Employee can reasonably expect to find work in other areas and lines of business; (v) the covenants and agreements set forth in this Section 4 of the Agreement are essential for the Company’s and its subsidiaries and affiliates reasonable protection, are designed to protect the Company’s and its subsidiaries and affiliates legitimate business interests, and are necessary and implemented for legitimate business reasons; and (vi) in entering into this Agreement, the Company has relied upon Employee’s representation that Employee will comply in full with the covenants and agreements set forth in this Section 4 of the Agreement.

If Employee breaches Section 4(a), 4(b), or 4(c) above, then the period during which that section remains in effect shall be extended by the length of time during which such breach continues.

5.	CONFIDENTIALITY.

(a)	Confidential Information. Employee acknowledges that during her employment with the Company, and by the nature of Employee’s duties and obligations hereunder, Employee will come into close contact with confidential information of the Company and its subsidiaries, affiliates, and/or other related entities, as applicable, including but not limited to: trade secrets, know-how, Intellectual Property (as that term is defined below), business plans, client/customer lists, pricing, sales and marketing information, products, research, algorithms, market intelligence, services, technologies, concepts, methods, sources, methods of doing business, patterns, processes, compounds, formulae, programs, devices, tools, compilations of information, development, manufacturing, purchasing, engineering, computer programs (whether in source code or object code), theories, techniques, procedures, strategies, systems, designs, works of art, the identity of and any information concerning affiliates or customers, or potential customers, information received from others that the Company and its subsidiaries and affiliates are obligated to treat as confidential or proprietary, and any other technical, operating, non-public financial, and other business information that has commercial value, whether relating to the Company, its business, potential business, or operations, or the business of any of the Company’s affiliates, subsidiaries, related entities, clients, customers, suppliers, vendors, licensees, or licensors, that Employee may develop or of which Employee may acquire knowledge during Employee’s employment with the Company, or from Employee’s colleagues while working for the Company, whether prior to, during, or subsequent to Employee’s execution of this Agreement, and all other business affairs, methods, and information not readily available to the public (collectively, “Confidential Information”). Confidential Information does not include: (i) Employee’s general skills and experience; (ii) information that was lawfully in Employee’s possession prior to Employee’s employment with the Company (other than through breach by a third party of any confidentiality obligation to the Company and its subsidiaries and affiliates); (iii) information that is or becomes publicly available without any direct or indirect act or omission on Employee’s part; (iv) information that is required to be disclosed pursuant to any applicable law, regulation, judicial or administrative order or decree, or request by other regulatory organization having authority pursuant to the law; provided, however, that, except as set forth in and subject to Section 5(b) of this Agreement, Employee shall first have given reasonable notice to the Company prior to making such disclosure; or (v) information that is generally known within the industries or trades in which the Company and its subsidiaries and affiliates transact business.

The term “Intellectual Property” means all discoveries, procedures, designs, creations, developments, improvements, methods, techniques, practices, methodologies, data models, databases, scripts, know-how, processes, algorithms, application program interfaces, software programs, software source documents and training manuals, codes, formulae, works of authorship, mask-works, reports, memoranda, ideas, inventions, customer lists, business and/or financial information, and contributions of any kind, whether or not they are patentable, registrable, or protectable under federal or state patent, copyright, or trade secret laws, or similar statutes, or protectable under common-law principles, and regardless of their form or state of development, that are made, conceived, generated, or reduced to practice by Employee, in whole or in part, either alone or jointly with others, or while Employee was serving as an officer, director, employee, or consultant of, or in any other capacity with, the Company. Notwithstanding anything else in this Agreement, and as it used in this Section 5, the term “Intellectual Property” excludes any software program, application program interface, equipment, supplies, resources, facilities, data, products, information, materials, or trade secrets used by the Company and its subsidiaries and affiliates, and which was developed entirely on Employee’s own time, unless said Intellectual Property: (i) relates to the Company’s and its subsidiaries and affiliates business or potential business; or (ii) results from tasks assigned to Employee by the Company or from work performed by Employee for the Company.

Employee acknowledges and agrees that each and every part of the Company’s and its subsidiaries and affiliates Confidential Information: (a) has been developed by the Company and its subsidiaries and affiliates at significant effort and expense; (b) is sufficiently secret to derive economic value from not being generally known to other parties; (c) is proprietary to and a trade secret of the Company and its subsidiaries and affiliates and, as such, is a valuable, special, and unique asset of the Company and its subsidiaries and affiliates; and (d) constitutes a protectable business interest of the Company and its subsidiaries and affiliates. Employee further acknowledges and agrees that any unauthorized use or disclosure of any Confidential Information by Employee will cause irreparable harm and loss to the Company and its subsidiaries and affiliates. Employee acknowledges and agrees that the Company and its subsidiaries and affiliates own the Confidential Information. Employee agrees not to dispute, contest, or deny any such ownership rights either during or after Employee’s employment with the Company.

In recognition of the foregoing, and except as set forth in and subject to Section 5(b) of this Agreement, Employee covenants and agrees as follows:

(i)	Employee will use Confidential Information only in the performance of Employee’s duties and obligations hereunder for the Company. Employee will not use Confidential Information, directly or indirectly, at any time during or after Employee’s employment with the Company, for Employee’s personal benefit, for the benefit of any other person or entity, or in any manner adverse to the interests of the and its subsidiaries and affiliates. Further, Employee will keep secret all Confidential Information and will not make use of, divulge, or otherwise disclose Confidential Information, directly or indirectly, to anyone outside of the Company, except with the Company’s prior written consent;

(ii)	Employee will take all necessary and reasonable steps to protect Confidential Information from being disclosed to anyone within the Company who does not have a need to know the information and to anyone outside of the Company, except with the Company’s prior written consent;

(iii)	Employee shall not at any time remove, copy, download, or transmit any information from the Company and its subsidiaries and affiliates during the term of this Agreement, except for the benefit of the Company and in accordance with this Agreement and the Company’s policies; and

(iv)	Promptly upon Employee’s termination, and in any event no later than three (3) business days after Employee’s employment with the Company ceases, Employee shall return to the Company and its subsidiaries and affiliates any and all Confidential Information in Employee’s possession, custody, or control, including but not limited to all memoranda, notes, records, plans, reports, forecast, marketing information, financial records and information, employee or contractor records and files, client lists, training materials, trade secrets, and all other documents (and all copies thereof), whether in electronic or hard copy form, which Employee obtained while employed by the Company or otherwise serving or acting on behalf of the Company, or which Employee may then possess or have under Employee’s control. Employee may retain documents evidencing her terms of employment and compensation.

(b)	Duration of Covenant. Employee acknowledges and agrees that Employee’s obligations under this Section 5 of the Agreement shall remain in effect for the duration of Employee’s employment relationship with the Company or its subsidiaries or affiliates and for a period of five (5) years thereafter.

Notwithstanding the foregoing, nothing in this Agreement shall be construed as, or shall interfere with, abridge, limit, restrain, or restrict Employee’s (or Employee’s attorney’s) right, without prior authorization from or notification to the Company: (i) to engage in any activity or conduct or any provision of the National Labor Relations Act (and, in fact, this Section 5 of the Agreement shall not apply to, among other things, any discussion of company wages, hours, and working conditions as protected by the National Labor Relations Act and/or any other applicable federal, state, or local law); (ii) to communicate with any federal, state, or local government agency charged with the enforcement and/or investigation of claims of discrimination, harassment, retaliation, improper wage payments, or any other unlawful employment practices under federal, state, or local law, or to file a charge, claim, or complaint with, or participate in or cooperate with any investigation or proceeding conducted by, any such agency; (iii) to report possible violations of federal, state, or local law or regulation to any government agency or entity, including but not limited, to the extent applicable, to the U.S. Department of Labor, the Department of Justice, the Securities and Exchange Commission (the “SEC”), the Congress, and/or any agency Inspector General, or make other disclosures that are protected under the whistleblower provisions of federal, state, or local law or regulation; or (iv) to communicate directly with, respond to any inquiry from, or provide testimony before, to the extent applicable, the SEC, the Financial Industry Regulatory Authority, any other self-regulatory organization, or any other federal, state, or local regulatory authority, regarding this Agreement or its underlying facts or circumstances.

In addition, Employee shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Further, in the event that Employee files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Employee may disclose the trade secret to Employee’s attorney and use the trade secret information in the court proceeding, if Employee: (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.

To the extent that this Agreement conflicts with the federal Speak Out Act (Public Law No: 117-224), said act shall control and supersede the conflicting portion of this Agreement.

(c)	Retention of All Other Rights. Employee’s obligations under this Section 5 of the Agreement are in addition to, and not in place or lieu of, any other statutory or common law obligations that Employee may have with regard to the maintenance, preservation, protection, use, and/or disclosure of Confidential Information, and the Company specifically reserves all rights it may have against Employee should Employee violate any such statutory or common law obligations.

6.	INJUNCTIVE RELIEF. Employee agrees that it would be difficult to measure any damages caused to the Company and its subsidiaries and affiliates which might result from any breach by Employee of the covenants and agreements set forth in Sections 4 and 5 of this Agreement, and that in any event money damages would be an inadequate remedy for any such breach. Accordingly, and notwithstanding any other provision of this Agreement, Employee agrees that if Employee breaches, or the Company and its subsidiaries and affiliates reasonably believe that Employee is likely to breach, Sections 4 or 5 of this Agreement, the Company and its subsidiaries and affiliates shall be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate equitable relief to restrain any such breach, without showing or proving any actual damage to the Company and its subsidiaries and affiliates. Any award or relief to the Company and its subsidiaries and affiliates may, in the discretion of the court, include the Company’s and its subsidiaries and affiliates costs and expenses of enforcement (including reasonable attorneys’ fees, court costs, and expenses). Nothing contained in this Section 6 of the Agreement or in any other provision of the Agreement shall restrict or limit in any manner the Company’s and its subsidiaries and affiliates right to seek and obtain any form of relief, legal or equitable, and shall not waive the Company’s and its subsidiaries and affiliates right to any other relief related to any dispute arising out of this Agreement or related to Employee’s employment with the Company.

7.	NOTICES. Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be deemed to have been given (i) when delivered personally or by hand (with written confirmation of receipt); (ii) if sent by a nationally-recognized overnight courier, on the date received by the addressee (with written confirmation of receipt); or (iii) on the date sent by electronic mail or facsimile (with confirmation of transmission), to the recipient(s) and address(es) specified below (or to such other recipient and/or address as either Party may, from time to time, designate in writing in accordance with the terms and conditions of this Agreement).

8.	LEGAL REPRESENTATION. Employee acknowledges that she was advised to consult with, and has had ample opportunity to receive the advice of, independent legal counsel before executing this Agreement – and the Company hereby advises Employee to do so – and that Employee has fully exercised that opportunity to the extent Employee desired. Employee acknowledges that Employee had ample opportunity to consider this Agreement and to receive an explanation from such legal counsel of the legal nature, effect, ramifications, and consequences of this Agreement. Employee warrants that Employee has carefully read this Agreement, that Employee understands completely its contents, that Employee understands the significance, nature, effect, and consequences of signing it, and that Employee has agreed to and signed this Agreement knowingly and voluntarily of Employee’s own free will, act, and deed, and for full and sufficient consideration.

9.	ENTIRE AGREEMENT; AMENDMENT. This Agreement, together with all exhibits and schedules annexed hereto, including but not limited the Plan, constitutes the entire agreement between the Parties relating to the subject matter hereof, and supersedes all prior agreements and understandings, whether oral or written, with respect to the same. In entering into and performing under this Agreement, neither the Company nor Employee has relied upon any promises, representations, or statements except as expressly set forth herein. No modification, alteration, amendment, revision of, or supplement to this Agreement shall be valid or effective unless the same is memorialized in a writing signed by both by Employee and a duly-authorized representative or agent of the Company. Neither e-mail correspondence, text messages, nor any other electronic communications constitutes a writing for purposes of this Section 10 of the Agreement.

10.	GOVERNING LAW. This Agreement shall in all respects be interpreted, enforced, and governed by and in accordance with the internal substantive laws (and not the laws of choice of laws) of the State of Delaware.

11.	ASSIGNMENT. This Agreement shall not be assignable by Employee, but shall be binding upon Employee and upon Employee’s heirs, administrators, representatives, executors, and successors. This Agreement shall be freely assignable by the Company without restriction and, without limitation of the foregoing, shall be deemed automatically assigned by the Company with Employee’s consent in the event of any sale, merger, share exchange, consolidation, or other business reorganization. This Agreement shall inure to the benefit of the Company and its successors and assigns.

12.	SEVERABILITY. If one or more of the provisions of this Agreement is deemed void by law, then the remaining provisions shall continue with full force and effect and, if legally permitted, such offending provision or provisions shall be replaced with an enforceable provision or enforceable provisions that as nearly as possible effects the Parties’ intent. Without limiting the generality of the foregoing, the Parties hereby expressly state their intent that, to the extent any provision of this Agreement is deemed unenforceable due to the scope, whether geographic, temporal, or otherwise, being deemed excessive, unreasonable, and/or overbroad, the court, person, or entity rendering such opinion regarding the scope shall modify such provision(s), or shall direct or permit the Parties to modify such provision(s), to the minimum extent necessary to cause such provision(s) to be enforceable.

13.	SURVIVAL. Upon the termination or expiration of this Agreement, the entire Agreement shall survive such termination or expiration, and shall continue, with full force and effect, in accordance with their respective terms and conditions.

14.	WAIVER. The failure of either Party to insist, in any one or more instances, upon the performance of any of the terms, covenants, or conditions of this Agreement or to exercise any right hereunder, shall not be construed as a waiver or relinquishment of the future performance of any rights, and the obligations of the Party with respect to such future performance shall continue with full force and effect. No waiver of any such right will have effect unless given in a writing signed by the Party against whom the waiver is to be enforced.

15.	COMPLIANCE WITH SECTION 409A OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (“SECTION 409A”).

(a)	It is the intention of the Parties that all payments and benefits under this Agreement (and any amendment hereto) shall be made and provided in a manner that is either exempt from or compliant with Section 409A of the Internal Revenue Code and the rules, regulations and notices thereunder (“Code Section 409A”). Any ambiguity in this Agreement (or any amendment hereto) shall be interpreted to comply with the above. Employee acknowledges that the Company has made no representations and makes no guarantee as to the treatment of the compensation and benefits provided hereunder and Employee has been advised to obtain Employee’s own tax advice, and further, Employees agrees that the Company and the Company’s officers, employees, agents, equity holders, successors, affiliates and representatives shall have no liability for any of the payments or benefits under this Agreement or any other arrangement failing to be exempt from or to comply with Code Section 409A. Each amount or benefit payable pursuant to this Agreement (and any amendment hereto) shall be a separate payment for purposes of Code Section 409A. For all purposes of this Agreement, any iteration of the word “termination” (e.g., “terminated”) with respect to Employee’s employment shall mean a separation from service within the meaning of Code Section 409A. Without limiting the generality of the foregoing, for purposes of this Agreement, Employee shall be considered to have a termination of employment only if such termination is a “separation from service” within the meaning of Code Section 409A.

(b)	To the extent that the reimbursement of any benefits or the provision of any in-kind kind benefits pursuant to this Agreement is subject to Code Section 409A: (a) the amount of such expenses eligible for reimbursement, or in-kind benefits to be provided hereunder during any calendar year shall not affect the amount of such expenses eligible for reimbursement or in-kind benefits to be provided hereunder in any other calendar year; (b) all such expenses eligible for reimbursement hereunder shall be paid to the Employee no later than December 31st of the calendar year following the calendar year in which such expenses were incurred; and (c) Employee’s right to receive any such reimbursements or in-kind benefits shall not be subject to liquidation or exchange for any other benefits.

(c)	Notwithstanding anything in this Agreement to the contrary, in the event the stock of the Company (or its successor) is publicly traded on an establishes securities market or otherwise and the Employee is a “specified employee” (as determined under the Company’s administrative procedure for such determinations, in accordance with Code Section 409A) at the time of Employee’s termination of employment, any payments under this Agreement that are deemed to be deferred compensation subject to Code Section 409A and payable in connection with a separation from service shall not be paid or begin payment until the earlier of (a) Employee’s death or (b) the first day following the six (6) month anniversary of the Termination Date. If the payment of any amounts under this Agreement are delayed as a result of the previous sentence, on the first day following the end of the six (6) month period, the Company shall pay Employee a lump sum amount equal to the cumulative amounts that would have otherwise been previously paid to Employee under this Agreement during such six (6) month period, without interest thereon. To the extent permitted under Code Section 409A, any separate payment or benefits under this Agreement or otherwise shall not be “deferred compensation” subject to Code Section 409A and the six-month delay provided in this subsection, to the extent provided in the exceptions in Treasury Regulation Section 1.409A-1(b)(4) and (b)(9) and any other applicable exception or provision under Code Section 409A.

16.	TAXES. The Parties acknowledge and agree that the Company may withhold from any amounts payable under this Agreement such federal, state, local, and foreign taxes and withholdings as may be required to be withheld pursuant to any applicable law, rule, or regulation.

17.	SECTION HEADINGS. The section headings used in this Agreement are included solely for convenience, and shall not affect, or be used in connection with, the interpretation of this Agreement. Any reference to any gender in this Agreement shall include, where appropriate, any other gender.

18.	COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first above written.

COMPANY:

Kindly MD, Inc.

By:	/s/ Amanda Fabiano
Amanda Fabiano
Chief Operating Officer

EMPLOYEE:

/s/ Teresa Gendron
Teresa Gendron

[Signature Page to Employment Agreement]

Exhibit A

Description of the Duties and Responsibilities

Employee shall provide to the Company the following duties and responsibilities (including, as applicable, preparatory work and revisions), which may be amended from time to time by the Company:

●	Develop and execute the company’s long-term financial strategy aligned with corporate objectives.

●	Provide strategic insight to the CEO and Board on financial performance, capital markets, and risk.

●	Oversee preparation, accuracy, and timely filing of all SEC reports, ensuring full compliance with GAAP, SEC regulations, and exchange rules.

●	Maintain and enhance internal controls, including SOX-related processes, and ensure adherence to all audit, tax, regulatory, and disclosure requirements.

●	Lead all accounting, treasury, FP&A, audit, tax, and financial operations functions, implementing systems and processes that ensure accuracy and scalability.

●	Manage relationships with investors, analysts, banks, and other capital-markets stakeholders, including activities related to capital raising and balance-sheet management.

●	Oversee budgeting, forecasting, and long-range financial planning, delivering actionable insights to guide company decision-making.

●	Identify and manage financial, operational, and market risks, and support Board committees with timely and transparent reporting.

●	Build, mentor, and oversee the finance and accounting team, ensuring strong leadership, accountability, and succession planning.

●	Lead financial due diligence, modeling, and integration efforts related to mergers, acquisitions, partnerships, and divestitures.

●	Uphold the highest standards of confidentiality, ethics, and fiduciary responsibility associated with public-company financial leadership.

●	Serve as primary management liaison to the Audit Committee, ensuring timely delivery of financial reports, audit updates, risk assessments, and disclosures, and facilitating clear, transparent communication between management, external auditors, and the Committee.